Exhibit 10.7

CONTRIBUTION AGREEMENT

by and among

BREOF TCU GP LLC

and

BREOF TCU LLC

and

PHOENIX BERRY STREET LIMITED PARTNERSHIP

and

PHOENIX G.P. XVIII, INC.

and

BEHRINGER HARVARD TCU, LLC

February 1, 2007

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (this “Agreement”) is entered into as of February 1, 2007, by and among (i) BREOF TCU GP LLC, a Delaware limited liability company, (ii) BREOF TCU LLC, a Delaware limited liability company, (iii) PHOENIX BERRY STREET LIMITED PARTNERSHIP, a Texas limited partnership, and (iv) PHOENIX G.P. XVIII, INC., a Texas corporation (each a “Transferor” and collectively the “Transferors”)and BEHRINGER HARVARD TCU, LLC, a Delaware limited liability company (the “BH Investor”).

RECITALS:

WHEREAS, Transferors own, directly, 100% of the membership interest (the “Project Owner Membership Interest”) of Berry Street Limited Partnership, a Texas limited partnership (the “Project Owner”), which Project Owner Membership Interest constitutes all of the issued and outstanding equity interests in the Project Owner; and

WHEREAS, the Project Owner holds that certain leasehold interest in that certain ground lease (“Ground Lease”) for that certain parcel of real property located in Tarrant County, Texas more particularly described on Exhibit B attached hereto and made a part hereof for all purposes (“Land”); and

WHEREAS, prior to the Closing Date, the Project Owner will construct and complete that certain student housing project (the “Project”) to be located on the Land; and

WHEREAS, in connection with the construction of the Project, Project Owner has entered into a Construction Loan Agreement with Wachovia Bank (the “Senior Lender”), providing for a loan in the amount of Thirty Eight Million Two Hundred Fifty Thousand Dollars ($38,250,000.00) secured, in part, by a first lien deed of trust on the Project (such loan and the documents evidencing and securing such loan being collectively referenced as the “Construction Loan”); and

WHEREAS, Transferors and BH Investor wish to enter into a joint venture evidenced by a limited partnership (“Transferee”); and

WHEREAS, Transferors wish to cause the transfer to Transferee of the leasehold interest in the Ground Lease and the other property set forth herein subject to the Construction Loan in exchange for fifty percent (50%) of the Membership Interest in Transferee (the “Transfer”) upon the terms and conditions, and for the consideration, hereinafter set forth; and

WHEREAS, BH Investor wishes to contribute cash to Transferee in exchange for fifty percent (50%) of the Membership Interest in Transferee; and

WHEREAS, the capitalized terms used in these Recitals and the other Sections in this Agreement are defined in Exhibit A.

NOW, THEREFORE, in consideration of the foregoing, the covenants contained herein and for other good and valuable consideration, the parties hereto agree as follows:

ARTICLE I.
TRANSFER

1.1           Transfer.

(a)           Transfer.  Subject to the terms and conditions hereinafter set forth, Transferors agree to or to cause Project Owner to, sell, convey, transfer and assign to Transferee all right, title and interest of Project Owner and/or Transferors in the following:

(1)           that certain leasehold interest in that certain tract or parcel of land situated in the City of Ft. Worth, Tarrant County, Texas more particularly described by metes and bounds on Exhibit B attached hereto and made a part hereof, together with all and singular the rights and appurtenances pertaining to such property, including any right, title and interest in and to adjacent streets, alleys or rights-of-way (the property described in clause (1) of this Section 1.1(a) being herein referred to collectively as the “Land”);

(2)           the buildings and other improvements on the Land, including specifically, without limitation, that certain apartment building and retail shops (the property described in clause (2) of this Section 1.1(a) being herein referred to collectively as the “Improvements”);

(3)           the Personal Property upon the Land or within the Improvements;

(4)           all right, title and interest in all oral or written agreements pursuant to which any portion of the Land or Improvements is used or occupied by anyone other than Project Owner and/or Transferors (the property described in clause (4) of this Section 1.1(a) being herein referred to collectively as the “Leases”); and

(5)           all right, title and interest in and to (i) all assignable contracts and agreements relating to the upkeep, repair, maintenance or operation of the Land, Improvements or Personal Property which will extend beyond the date of Closing (as such term is defined in Section 1.3 hereof) (collectively, the “Operating Agreements”); (ii) all warranties and guaranties (express or implied) issued in connection with the Improvements or the Personal Property; (iii) all licenses, permits, certificates of occupancy and other consents or approvals from governmental authorities or private parties which relate to the Land, Improvements, or Personal Property; (iv) all other intangible property associated with the use or operation of the Land, Improvements or Personal Property, including specifically, without limitation, the use of any and all trade names, logos, web domain names, phone numbers and other intellectual property used in the operation of the Land, Improvements or Personal Property, provided, however, that the use of the name “Grandmarc” shall be limited to use solely in connection with the Project; and (v) all plans, specifications, drawings (including CAD drawings), reports, studies, books, records and other documents pertaining to the Land, Improvements or Personal Property (the property described in this Section 1.1(a)(5) being sometimes herein referred to collectively as the “Intangibles”).

(b)           Contributed Property Defined.  The Land, the Improvements, the Personal Property, the Leases and the Intangibles are hereinafter sometimes referred to collectively as the “Contributed Property”.

(c)           Permitted Exceptions.  The Contributed Property shall be conveyed subject to the matters which are deemed Permitted Exceptions.

(d)           Treatment as Contribution.  The transfer, conveyance and assignment of the Contributed Property subject to the Construction Loan shall constitute a capital contribution to Transferee.

(e)           BH Investor.  Subject to the terms and conditions hereinafter set forth, BH Investor agrees to contribute cash to Transferee in the amount set forth in Section 1.2(b) below (the “BH Contribution”).The BH Contribution shall constitute a capital contribution to Transferee.

1.2          Consideration.

(a)           Transferors.  In consideration of Transferors’ contribution of the Contributed Property subject to the Construction Loan, Transferors shall each receive an interest as a partner of Transferee as more fully set forth in that certain limited partnership agreement of Transferee in substantially the form attached hereto as Exhibit C (the “LP Agreement”).  In connection with the foregoing, the parties hereby acknowledge and agree that, for purposes of this Agreement and as more fully set forth in the LP Agreement, the Transferors or their assigns shall each receive a credit to their capital account equal to Eight Million One Hundred Twenty-Five Thousand Dollars ($8,125,000.00).

(b)           BH Investor.  In consideration of BH Investor’s contribution of cash in the amount of Eight Million One Hundred Twenty-Five Thousand Dollars ($8,125,000.00), BH Investor shall receive an interest as a partner of Transferee as more fully set forth in the LP Agreement.  In connection with the foregoing, the parties hereby acknowledge and agree that, for purposes of this Agreement and as more fully set forth in the LP Agreement, the BH Investor shall receive a credit to its capital account equal to Eight Million One Hundred Twenty-Five Thousand Dollars ($8,125,000.00).

1.3          Closing.

(a)           Time.  The Closing of the transaction contemplated herein (the “Closing”) shall be held, unless the parties otherwise mutually agree, on the later of (i) August 15, 2007 or (ii) within 30 calendar days after the date of delivery of the Completion Notice provided that prior to the closing, all of the Conditions to Close set forth in Section 1.4 have been met and the Closing Deliveries set forth in Section 1.5 have been delivered.  Notwithstanding the foregoing, if a mechanics lien(s) is filed against the Project, and Project Owner is actively contesting such mechanics lien(s), the Closing Date may be extended by either BH Investor or Transferors for up to 60 additional calendar days to permit Project Owner to remove such mechanics lien(s) as a lien against the Project or Transferors may purchase or cause to be purchased a bond in the amount of 150% of the lien amount and proceed to Closing.

(b)           Completion Notice.  Promptly following the Completion Date, Transferors shall deliver to BH Investor a written notice (the “Completion Notice”) certifying that the Completion Date has occurred.  BH Investor shall then specify a Closing Date pursuant to Section 1.3(a) above.

(c)           Business Day.  Notwithstanding the foregoing Section 3.1(a), if the Closing Date would occur on a day which is not a Business Day, then the Closing Date shall be delayed until the second Business Day thereafter.

(d)           Closing.  Based upon the representations, warranties and covenants, and subject to the terms, provisions and conditions contained in this Agreement, at the Closing, Transferors shall contribute the Contributed Property to Transferee subject only to the Permitted Exceptions and BH Investor shall contribute the BH Contribution to Transferee.

(e)           Closing Accommodation Transactions.  As a condition precedent to the Closing, the parties acknowledge that the transactions set forth on Exhibit D attached hereto and made a part hereof, must be completed in the order set forth on Exhibit D prior to the Closing.

1.4          Conditions to the Closing.

(a)           Joint Condition.  The obligations of each party to consummate the transactions provided for in this Agreement are subject to the condition that on the Closing Date there shall be no action, suit or proceeding (other than such an action, suit or proceeding directly or indirectly instituted by a party to this Agreement) shall be threatened or pending, and no injunction, order, decree or ruling shall be in effect, seeking to restrain or prohibit, or to obtain damages or other relief in connection with, the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

(b)           BH Investor’s Conditions to Closing.  The obligations of BH Investor to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

(1)           Transferors’ Representations True.  Transferors’ representations and warranties made in this Agreement shall be true and correct in all material respects as of the Closing Date, except as affected by the transactions contemplated hereby, and Transferors shall have delivered to BH Investor a closing certificate to that effect.

(2)           Transferors’ Compliance with Agreement.  Transferors, in all material respects, shall have performed each agreement, and shall have complied with each covenant, to be performed or complied with by it on or prior to the Closing Date under this Agreement, and Transferors hall have delivered to BH Investor a closing certificate to that effect.

The closing certificates to be delivered by Transferors referred to in Sections 1.4(b)(1) and (2) are referred to herein collectively as the “Transferors Closing Certificate.”

(c)           Transferors’ Conditions to Closing.  The obligations of Transferors to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

(1)           BH Investor’s Representations True.  BH Investor’s representations and warranties made in this Agreement shall be true and correct in all material respects as of the Closing Date, except as affected by the transactions contemplated hereby, and BH Investor shall have delivered to Transferors a closing certificate to that effect.

(2)           BH Investor’s Compliance with Agreement.  BH Investor, in all material respects, shall have performed each agreement, and complied with each covenant to be performed or complied with by it on or prior to the Closing Date under this Agreement, and BH Investor shall have delivered to Transferors a closing certificate to that effect.

The closing certificates to be delivered by BH Investor referred to in Sections 1.4(c)(1) and (2) are referred to herein collectively as the “BH Investor Closing Certificate.”

1.5          Closing Deliveries of Transferors.

At the Closing, Transferors shall deliver or cause Project Owner to deliver to BH Investor, as appropriate, the following, all of which shall be in a form reasonably satisfactory to BH Investor:

(a)           The Transferors Closing Certificate.

(b)           A certificate of the Secretary of each Transferor certifying true and correct copies of the required resolutions of each Transferor duly authorizing the execution, delivery and performance of this Agreement and all related documents and agreements, such resolutions being in full force and effect as of the Closing Date and such other evidence as BH Investor or the Title Company shall reasonably require to evidence the authority of Transferors,

(c)           A fully executed copy of the LP Agreement dated as of the Closing Date.

(d)           An executed assignment of Ground Lease in the form attached hereto as Exhibit E , a written consent from the lessor under the Ground Lease approving such assignment and evidence of payment to the lessor under the Ground Lease of any transfer fee required pursuant to the Ground Lease.

(e)           An executed Bill of Sale and Assignment (the “Bill of Sale”) in the form attached hereto as Exhibit F.

(f)            An executed Assignment and Assumption of Contracts (the “Assignment of Contracts”) in the form attached hereto as Exhibit G.

(g)           A certificate dated within thirty (30) days of the Closing Date, of the Secretary of State of the State in which each Transferor was formed establishing that each Transferor is in existence and is in good standing in such state.

(h)           A letter to each tenant of the Project in the form of Exhibit H attached hereto and made a part hereof.

(i)            A FIRPTA Affidavit in the form of Exhibit I attached hereto and made a part hereof, duly executed by Transferor.

(j)            A current rent roll for the Project certified by Transferors to be true and correct as of the Closing Date.

(k)           A “bills paid affidavit” verifying that there are no unpaid bills, expenses or claims with respect to the Project and indemnifying BH Investor from any loss or liability relating to such matters.

(l)            A certificate from the Architect of the Project stating that the design of the Project is in compliance with all applicable laws.

(m)          Original Leases, original Operating Agreements and all other documents described in Section 1.1 hereof.

(n)           Possession and occupancy of the Project, subject to the Permitted Exceptions.

(o)           All available keys (including security deposit box keys) or access cards used with respect to the Project in Transferor’s possession.

(p)           The Title Policy pursuant to Section 1.6 hereof.

(q)           If available under local practice, certificates from the taxing authorities of the State of Texas and from Tarrant County, Texas, or other evidence dated within thirty (30) days prior to the Closing Date, evidencing that Project Owner has paid all property and other state and local taxes due and owing.

(r)            The written consent of Senior Lender to the transfer if required and executed assumption documents in connection with the Construction Loan in form and substance reasonably acceptable to BH Investor.

(s)           A certificate executed by Transferors listing the Contracts.

(t)            Such other instruments and documents as are reasonably requested by Transferee to carry out and effect the purpose and intent of this Agreement.

1.6          Closing Deliveries of BH Investor.

At the Closing, BH Investor shall deliver to Transferors the following, which shall be in a form reasonably satisfactory to Transferors:

(a)           The BH Investor Closing Certificate.

(b)           A certificate of the Secretary of BH Investor certifying true and correct copies of the required resolutions of BH Investor duly authorizing the execution, delivery and performance of this Agreement and all related documents and agreements, such resolutions being in full force and effect as of the Closing Date and such other evidence as Transferee, Transferors or the Title Company shall reasonably require to evidence the authority of BH Investor

(c)           Executed counterparts to the document set forth in Section 1.5(c) above.

(d)           Such other instruments and documents as are reasonably requested by Transferors and/or Title Company to carry out and effect the purpose and intent of this Agreement.

1.7          Title and Survey.

(a)           Commitment for Title Insurance.  Transferor shall deliver to BH Investor and the surveyor described in Section 1.8(b) below (a) a current title commitment (the “Title Commitment”) covering the Project, showing all matters affecting title to the Project and binding Republic Title of Texas, Inc., 2626 Howell Street, 10th Floor, Dallas, Texas 75204, Attn: Jeanne Ragland (the “Title Company”) to issue at Closing an Owner’s Policy of Title Insurance, on the form customarily used in the area in which the Project is located, in the full amount of the appraised value of the, and (b) legible copies of all instruments (the “Exception Instruments”) referenced in the Title Commitment.

(b)           Survey.  Transferors shall, at Transferors’ expense, furnish to BH Investor a current Survey (the “Survey”) of the Project prepared by a reputable and duly licensed surveyor or surveying firm which (a) locates all easements (whether of record or apparent from an inspection of the Project) and rights-of-way on or adjacent to the Project (identified by recording data, if applicable), (b) shows the Improvements situated on the Land and the dimensions of all buildings thereon, (c) show the location and size of all streets (existing or proposed) on or adjacent to the Project, (d) shows any encroachments or protrusions, railroads, rivers, creeks, or other water courses, fences, utilities (including size and location), and other matters located on or affecting the Project (and any recording information relating thereto), (e) sets forth the number of square feet comprising the Project, together with a legal description of the boundaries of the Project by metes and bounds; (f) certifies that the Land does not lie within the 100-year flood plain as established by the U.S. Army Corps of Engineers, (g) contains a certification by the surveyor in the form of Exhibit J attached hereto, and (h) in general, complies with the standards for an American Land Title Association survey.

(c)           Obligation to Cure Liens.  Notwithstanding anything to the contrary contained in this Article 1.7, if at Closing there are any Money Liens against all or any part of the Project, Transferors shall cause the same to be discharged of record.  Notwithstanding the foregoing, Transferors shall not be required to remove any lienevidencing the existing financing with Senior Lender which is being assumed by Transferee.

(d)           Owner’s Policy of Title Insurance.  At Closing, Transferor shall cause the Title Company to issue to Transferee the Title Policy covering the Project, in the full amount of the appraised value of the Project, on the form customarily used in the area in which the Project is located, insuring that Transferee is the owner of the leasehold title to the Project, subject only to the Permitted Exceptions, and with the standard printed exceptions modified as follows: (a) the exception for restrictive covenants shall either be deleted or shall list specific restrictions; (b) the exception for ad valorem taxes shall reflect only taxes for the current year and subsequent years, and subsequent assessments for prior years due to changes in land usage or ownership, and shall be endorsed “not yet due and payable”; (c) there shall be no exception for “visible and apparent easements,” for “public or private roads” or the like; (d) there shall be no exception for “rights of parties in possession,” although there may be an exception for Leases specifically described in the Title Policy and for tenants as tenants only under residential leases and under retail leases; and (e) any reference to submitting claims under the Title Policy to arbitration shall be deleted.

1.8          Actions of the Parties Pending Closing.

(a)           Reasonable Best Efforts.  Each of the parties will use their reasonable best efforts to obtain all necessary consents and approvals and to cause the conditions to the obligations of the parties hereunder to be satisfied and to cause the Closing to be consummated as promptly as practicable, and will cooperate with one another in connection with the foregoing.

(b)           Conduct of Business.  The Transferors shall, at their expense (taking into account the use by the Project Owner of the proceeds of the Construction Loan to fund such construction), cause the Project Owner to construct and complete the Project on the Land, in substantial accordance with the Plans and in accordance with the requirements of the Mezzanine Loan.  From the execution of this Agreement until the Closing, Transferors will cause the Project Owner to operate in the ordinary course of business consistent with the prudent construction and operation of the Project and in accordance the requirements of the Mezzanine Loan. Without limitation, the Project Owner shall not take any action, or fail to take any action, as a result of which any of the changes or events listed in Section 2.10(a) (“Changes”) would occur.  Transferors shall maintain and preserve the Project Owner and its business, franchises and authorizations, and use commercially reasonable efforts to maintain and preserve its prospects, goodwill and advantageous business relationships.  Transferors will cause Project Owner to (i) maintain and operate the Project in a manner consistent with that of a first class student living facility, reasonable wear and tear and damage from casualty excepted, (ii) continue all insurance policies relative to the Project (or if such insurance is canceled or expires, comparable insurance consistent with similar projects in the Tarrant County metropolitan area) in full force and effect, (iii) after the Completion Date not remove any item of Personal Property from the Land or Improvements unless replaced by a comparable item of Personal Property, (iv) maintain all permits, licenses and occupancy certificates, including, without limitation, all development, building and use permits and certificates of occupancy, (v) perform, when due, all material obligations under any and all material agreements relating to the Project and otherwise in accordance with applicable laws, ordinances, rules, and regulations, including compliance with environmental laws and architectural barrier laws including but not limited to the Americans with

Disabilities Act, the Fair Housing Amendment Act, the HUD/FHAA Guidelines and the HUD Design Manual, (vi) comply with all requirements such that any tax abatements or tax credits are realized and (vii) promptly forward to BH Investor any material notices of violations Governmental Requirements or Restrictions which Transferors receive or become aware.  Transferors will not permit either Project Owner or Transferee to have any employees.  Transferors will comply with all terms of the Mezzanine Loan.

(c)           Access.  During the term of this Agreement, BH Investor, and its agents, consultants and designees shall have reasonable access to the Project for purposes of observing, testing and inspecting the work.  No such observation, test or inspection or failure to do so shall relieve Transferors from their obligations under this Agreement.  In exercising its access rights, BH Investor shall exercise and shall cause its designees to exercise due care and to endeavor not to increase the cost of the General Contractor’s performance beyond de minimis amounts or to delay to any material extent the work on the Project.  BH Investor shall indemnify, defend and hold harmless Transferors and Project Owner from and against all liability, loss, cost or expense (including reasonable attorneys’ fees and expenses of litigation) arising from any wrongful acts committed by Transferee or its designees, agents or consultants while on the Land.

(d)           Ownership of the Project.  Transferors’ shall not permit Project Owner to sell or dispose of the Project or any portion thereof except for Permitted Dispositions.  Transferors will not permit any Liens, encumbrances or other title exceptions (other than the Permitted Exceptions and normal utility easements, solely for benefit of the Project, incident to the development and operation of the Project) to encumber the Land or the Project.

(e)           Service Contracts.  Transferors will not permit Project Owner to enter into any Service Contracts other than those described on Exhibit L unless either (i) such Service Contract is terminable on not more than 30 days notice without the payment of any termination fee or penalty or (ii) such Service Contract has been approved in writing by BH Investor.

(f)            Utility Contracts.  Transferors will not permit Project Owner to enter into any agreement with any utility company (public or private) to provide utility services to the Project unless either (i) such utility contract is terminable on not more than 30 days notice without the payment of any termination fee or penalty or (ii) such utility contract has been approved in writing by BH Investor except as set forth on Exhibit L attached hereto.

(g)           VCP Certificate.  Transferors and BH Investor agree that any costs or liabilities incurred in the pursuit of a Voluntary Cleanup Program Final Certificate of Completion from the Texas Commission on Environmental Quality shall be shared equally with Transferors bearing fifty percent (50%) and BH Investor bearing fifty percent (50%).

1.9          Termination Prior to Closing.

(a)           Reasons for Termination.  This Agreement may be terminated before the Closing:

(1)           By Mutual Consent.  By the mutual consent of BH Investor and Transferors.

(2)           By BH Investor.  By BH Investor after compliance with the procedure set forth in this Section 1.9, if (i) any of Transferors’ representations or warranties contained in this Agreement is or becomes untrue in any material respect, (ii) Transferors fail to perform any of their covenants or agreements contained in this Agreement in any material respect or (iii) Transferors fail to provide any of the Closing Deliveries set forth in Section 1.5 herein.

(3)           By Transferors.  By Transferors after compliance with the procedure set forth in this Section 1.9, if (i) any of BH Investor’s representations or warranties contained in this Agreement is or becomes untrue, in any material respect, (ii) BH Investor fails to perform its covenants or agreements contained in this Agreement in any material respect or (iii) BH Investor fails to provide any of the Closing Deliveries set forth in Section 1.6 herein.

(4)           Outside Date.  By BH Investor if the Closing Date shall not have occurred on or before December 31, 2007.

(5)           Mezzanine Loan.  By BH Investor if there is any default by Mezzanine Borrower pursuant to the documents evidencing or securing the Mezzanine Loan after any applicable notice and cure period contained therein; provided BH Investor shall still be entitled to pursue any rights and remedies pursuant to the Mezzanine Loan.

(b)           Notice of Problems; Termination.  BH Investor or Transferors (the “Notifying Party”) will promptly give written notice to the other (the “Receiving Party”) if it becomes aware of the occurrence or failure to occur, or the impending or threatened occurrence or failure to occur, of any fact or event that would cause or constitute, or would be likely to cause or constitute (i) any of its representations or warranties contained in this Agreement being or becoming untrue in any material respect, (ii) its failure to perform in any material respect any covenants or agreements contained in this Agreement, (iii) its failure to provide any of the Closing Deliveries or (iv) any condition to the obligations of the Receiving Party to consummate the transactions provided for in this Agreement being or becoming impossible to satisfy.  No such notice shall affect the representations, warranties, covenants, agreements or conditions of the parties hereunder, or prevent any party from relying on the representations and warranties contained herein.

The Notifying Party shall have 30 days from the date of said notice to cure any matter referred to in Sections 1.9(b)(i), (ii) or (iii) provided that the cure period shall not extend beyond December 31, 2007.  Upon receipt of a notice referred to in Section 1.9(b)(iv), or the failure of the Notifying Party so to cure a matter referred to in Sections 1.9(b)(i), (ii) or (iii), the Receiving Party may terminate this Agreement by written notice to the Notifying Party.

(c)           Effect of Termination.  Upon termination of this Agreement pursuant to this Article, no party shall have any continuing obligation to the other party arising out of this

Agreement, or out of actions taken in connection with this Agreement; provided, however, that (i) no such termination shall relieve a party of liability for breach of, or misrepresentation under, or nonperformance of this Agreement prior to such termination, provided that such liability shall not include consequential, special, punitive or exemplary damages (ii) no such termination shall affect the rights and obligations under the Mezzanine Loan, and (iii) Article IV and Article V of this Agreement and the indemnification obligations under this Agreement shall survive termination of this Agreement.

(d)           Additional Notice and Cure.  If Transferors fail to pay when due any monetary amount needed to comply with the provisions of Section 1.8(b) hereof, Transferors shall have a period of five business days after written notice of such failure by BH Investor to cure or if Transferors fail to perform any non-monetary covenant or obligation contained in Section 1.8(b) hereof, Transferors shall have a period of 20 days after written notice by BH Investor of such failure to cure unless such failure is not reasonably susceptible of cure within 20 days and in such event if Transferors promptly commence such cure and diligently pursue the same to completion, the cure period shall be extended for such period of time that is reasonably necessary to effect such a cure but in no event shall such period exceed 60 days.

1.10        Casualty and Condemnation.

(a)           Transferors shall give BH Investor prompt notice of any fire or other casualty affecting the Project.  BH Investor or its designated agents may enter upon the Project from time to time during normal business hours and upon advance notice to Transferors in accordance with this Agreement for the purpose of inspecting any such casualty.

(b)           In the event of loss or damage to the Project or any portion thereof (the “premises in question”) which is not “major” (as hereinafter defined), this Agreement shall remain in full force and effect provided Project Owner performs any necessary repairs or, at Transferors’ option, reduces the cash portion of the BH Contribution in an amount equal to the cost of such repairs, Transferors thereby retaining all of Transferors’ right, title and interest to any claims and proceeds Project Owner may have with respect to any casualty insurance policies or condemnation awards relating to the premises in question.  In the event that Project Owner elects to perform repairs upon the Project, Project Owner shall use reasonable efforts to complete such repairs promptly and the date of Closing shall be extended a reasonable time (but in no event more than thirty (30) days unless such repairs are not capable of being completed within thirty days and Transferors are causing Project Owner to diligently pursue the completion of such repairs, in which case the time shall be extended up to one hundred eighty (180) days) in order to allow for the completion of such repairs.

(c)           In the event of a “major” loss or damage, BH Investor may terminate this Agreement by written notice to Transferors.  If BH Investor does not send written notice to Transferors that BH Investor has elected to proceed with Closing within ten (10) days after Transferors send BH Investor written notice of the occurrence of major loss or damage, then BH Investor shall be deemed to have elected to terminate this Agreement.  If BH Investor sends notice to Transferors within such ten (10) day period that BH Investor desires to proceed with Closing, this Agreement shall remain in effect, provided that Transferors shall assign to Transferee at Closing all of Transferor’s right, title and interest to any resulting insurance proceeds (including any rent loss insurance applicable to any period on or after the Closing due Transferors as a result of such major loss or damage.  Upon Closing, full risk of loss with respect to the Project shall pass to Transferee and Transferee shall receive a credit at Closing for any deductible amount under such insurance policies.  For purposes of this Sections 1.10, “major” loss or damage refers to the following:  (i) loss or damage to the Project or any portion thereof such that the cost of repairing or restoring the premises in question to a condition substantially identical to that of the premises in question prior to the event of damage would be, in the certified opinion of a mutually acceptable architect, equal to or greater than Five Hundred Thousand Dollars ($500,000.00), and (ii) any loss due to a condemnation that adversely impacts the use or operation of the Project or that involves more than a de minimis amount of the Land.

ARTICLE II.
REPRESENTATIONS AND WARRANTIES OF TRANSFERORS

Transferors hereby represent and warrant on their own behalf and on behalf of Project Owner, to BH Investor.

2.1          Existence; Good Standing.

(a)           Each Transferor is duly organized, validly existing and in good standing under the laws of its state of organization, and has the requisite power and authority to carry on its business as conducted since the date of its formation.

(b)           Project Owner is a Texas limited partnership duly organized, validly existing and in good standing under the laws of its state of organization, and has the requisite power and authority to carry on its business as conducted since the date of its formation.  The Project Owner is duly qualified to do business in Texas and is in good standing in the State of Texas, the only jurisdiction in which it is required to be so qualified or otherwise conducts operations.

2.2          Title to Project Owner Membership Interest.

Transferors (i) are the sole record and beneficial owners and (ii) have good and valid title to the Project Owner Membership Interest, free and clear of any and all Liens, except in connection with the Mezzanine Loan and the Construction Loan.

2.3          Power and Authority.

(a)           Transferors have the full legal right, power and authority to enter into this Agreement and all agreements and other documents executed and delivered by it pursuant to this Agreement and to cause Project Owner to and the other transactions contemplated hereby or thereby.

(b)           Transferors have duly and properly taken all action required by law and by its Certificate of Formation and Operating Agreement or comparable organizational documents (“Organizational Documents”) to authorize the execution, delivery and performance of this

Agreement and any related documents and the consummation of the Membership Interest Purchase and the other transactions contemplated hereby and thereby.

(c)           This Agreement and all agreements and documents executed by Transferors and delivered to Transferee in connection herewith have been duly executed and delivered by Transferors and constitute the legal, valid and binding obligations of Transferors, enforceable against Transferors in accordance with their respective terms.

2.4          No Violation.

The execution and delivery of this Agreement, and the agreements executed and delivered by Transferors in connection herewith, do not, and the consummation of the actions contemplated hereby or thereby will not, (a) violate, contravene or conflict with any provision of the Organizational Documents of the Project Owner or Transferors, (b) violate, contravene or conflict with any provisions of, result in the acceleration of any obligation under, constitute a default or breach under, or give any right of termination or cancellation under, any mortgage, Lien, lease, agreement, note, instrument, debenture, license, order, arbitration award, judgment or decree to which any of the Project Owner or Transferors are a party or by which any of the Project Owner or Transferors are bound, (c) violate, contravene or conflict with any law, rule or regulation applicable to any of the Project Owner or Transferors, or (d) result in any Lien, other than pursuant to the Construction Loan or Mezzanine Loan, on any of the Project Owner’s or Transferors’ assets.

2.5          Consents.

No consent, authorization, permit, license or filing with any governmental authority, lender, lessor, landlord, manufacturer, supplier or other person or entity, except for Senior Lender and the lessor under the Ground Lease, is required to authorize, or is required in connection with, the execution and delivery by Transferors of this Agreement and the agreements and documents contemplated hereunder to be entered into by the Transferors or the transfer of the Contributed Property.

2.6          Legal Proceedings.

None of the Project Owner, nor any of its assets are subject to any pending, nor do Transferors or the Project Owner have knowledge of any threatened, action, suit, litigation, governmental investigation, condemnation or other proceeding against or relating to or affecting the Project Owner or the Transferors or any of their respective assets or the transactions contemplated by this Agreement (excluding immaterial tort litigation which is fully insured by Project Owner’s liability insurance and routine litigation regarding enforcement of Tenant Leases).  To Transferor or Project Owner’s knowledge, no basis for any such action, suit, litigation, governmental investigation, condemnation or other proceeding exists.

2.7          Brokers and Finders Fees.

No person is entitled to any fee from either the Project Owner or Transferors as a broker or finder in connection with the transfer of the Contributed Property.

2.8          Licenses and Permits.

The Project Owner possesses all discretionary approvals from Governmental Authorities to permit development of the Project and will, as part of the development of the Project, obtain all additional Governmental Authorizations necessary or appropriate for the development and construction of the Project.  The Project Owner is not in default, nor has it received any written notice of, nor is there, to the knowledge of Transferors or the Project Owner, any threat to revoke or challenge any such Governmental Authorizations.  None of the Project Owner or the Transferors with respect to the Project Owner or the Project has been notified by any person or authority that such person or authority has rescinded, restricted, or not renewed, or intends to rescind, restrict or not renew, any Governmental Authorizations or that penalties or other disciplinary action has been, is threatened to, or will be assessed or taken against the Project Owner or the Project.

2.9          Property.

(a)           Parties in Possession.  There are no parties in possession of any portion of the Project except Project Owner and tenants under the Tenant Leases or the Retail Leases.

(b)           Service Contracts.  The Service Contracts delivered to BH Investor are true, correct and complete copies of all material contracts and agreements relating to the ownership, operation or leasing of the Project entered into by Project Owner (except Tenant Leases, the documents evidencing the Construction Loan, the documents or agreements described or listed on the Permitted Exceptions).

(c)           Rollback Taxes.  No part of the Land has been assessed for real estate taxes during the preceding five (5) years (i) by using “agricultural use” value within the meaning of TEX. Const.art. XIII, 1-d to value the Land or any part thereof, or (ii) by treating the Land or any part thereof as “open space land devoted to timber production on the basis of its productive capacity” or “open space land devoted to farm or ranch purposes on the basis of its productive capacity” within the meaning of TEX. Const. art. XIII, 1-d-1, or (iii) by treating the Land or any part thereof as “land designated for agricultural use” within the meaning of TEX. TAX CODE ANN. 23.41-23.46 (Vernon 1982, as amended); or, (iv) by treating the Land or any part thereof as “qualified open space land” within the meaning of TEX. TAX CODE ANN. 23.51-23.57 (Vernon 1982, as amended); or, (v) by treating the Land or any portion thereof as “Qualified Timber Land” within the meaning of TEX. TAX CODE ANN. 23.71-23.79 (Vernon 1982, as amended).

(d)           Utilities.  All utilities required for the construction and operation Project, including, without limitation, storm sewer, sanitary sewer, natural gas, water, electricity and telephone are available in adequate capacity to the Land.

(e)           Equipment.  All machinery, equipment, computer hardware and software, vehicles or other Personal Property owned by the Project Owner for the conduct of the businesses of the Project Owner (i) have been maintained by Transferors or the Project Owner in accordance with customary maintenance practices and (ii) are in good condition and repair.

(f)            Contracts.  On the Closing Date, the only written agreements, contracts, notes, bonds, debentures, indentures, mortgages, promises and understandings to which the Project Owner is a party or assignee (the “Contracts”) will be only of the type that are Permitted Obligations.  The Project Owner is not in breach or default of any material provision of any Contract such that the breach or default would have a material adverse impact on the development, use and/or economic benefit of the Project, nor has Transferors or the Project Owner received any notice or other communication alleging such a breach or default.  None of the Transferors or the Project Owner has received any notice of termination or other indication that any party to any Contract will terminate, fail to renew, fail to recognize the validity of, any material Contract.  All rights of the Project Owner under the Contracts will be enforceable by the Transferee after the Closing without the consent or agreement of any other party.

(g)           Structure.  The foundation, walls and all structural components of the Improvements are structurally sound and Seller has no knowledge of any material defects or damage to any of the foregoing.

(h)           Pending Action.  There is no pending condemnation, expropriation, eminent domain, litigation, administrative action or other legal proceeding affecting all or any portion of the Property, and Transferors have not received any written or oral notice of any of the same and has no knowledge that any such proceeding is contemplated.

(i)            Leases.  The Leases are in full force and effect and no default on the part of Project Owner exists. All repairs, alterations, and other work required to be performed by Project Owner under the Leases have been fully performed and paid for in full by Project Owner.

(j)            Obligations.  All obligations of Project Owner arising from the ownership and operation of the Project and business operated thereon, including but not limited to salaries, taxes, charges, operating expenses and the like, have been paid as they became due or will be paid at or prior to Closing.  Except for obligations for which provisions are herein made for proration or other adjustment at Closing, there will be no obligations of Project Owner with respect to the Project outstanding as of the Closing Date.

(k)           No Rights.  No person or entity has the right to acquire the Project except that the lessor under the Ground Lease has the right to the surrender of the Project by the lessee under the Ground Lease upon the termination of the Ground Lease.

2.10        Conduct of Business.

(a)           Changes.  Since their date of formation neither of the Project Owner nor Transferors have (i) authorized or issued any equity securities; granted any option or right to purchase any equity securities; issued any security convertible into equity securities; granted any registration rights; or purchased, redeemed, retired, or otherwise acquired any equity securities; (ii) amended its organizational documents other than to change its name; (iii) sold or transferred any assets except in the ordinary course of business consistent with the construction and operation of the Project; (iv) mortgaged or pledged any assets or been subjected to any Lien or other encumbrance other than pursuant to the Construction Loan, the Mezzanine Loan and the Permitted Exceptions; (v) incurred or become subject to any debt, liability or lease obligation, other than pursuant to the Construction Loan or the Mezzanine Loan, or, with respect to the Project Owner, the Permitted Obligations; (vi) incurred obligations or entered into contracts other than the Construction Loan, the Mezzanine Loan or the Permitted Obligations or construction contracts for the Project; (vii) suffered any damage, destruction or loss of any assets that would adversely impact the operation or use of the Project; (viii) waived or relinquished any material rights or canceled or compromised any material debt or claim owing to it, in either case, without adequate consideration or not in the ordinary course of business consistent with the construction and operation of the Project; or (ix) agreed to do any of the foregoing.

(b)           No Adverse Change.  Since the date of formation of the Project Owner, the Project Owner has conducted its business only in the ordinary course for the acquisition of the Land and the construction and operation of the Project consistent with prevailing industry practices.

2.11        Books and Records.

The Project Owner’s books and records, including without limitation all financial records, business records, minute books and equity transfer records, (a) are complete and correct in all material respects and all transactions to which the Project Owner is or has been a party are accurately reflected therein, (b) have been maintained in accordance with customary and sound business practices in the Project Owner’s industry, and (c) accurately reflect the assets, liabilities, financial position and results of operations of the Project Owner in all material respects.  All computer-generated reports and other computer data included in such books and records are complete and correct in all material respects and were prepared in accordance with sound business practices based upon authentic data.

2.12        Compliance with Laws.

None of the Project Owner or the Transferors with respect to the Project Owner or the Project has violated any judgment, writ, decree, order, law, statute, rule or regulation to which it is subject or a party, or by which the businesses or assets of the Project Owner are bound or affected (collectively, “Legal Requirements”), other than any Legal Requirement the violation of which would not have a materially adverse effect on the Project Owner.  None of the Project Owner or the Transferors with respect to the Project Owner or the Project has received notice of any actual, alleged or potential violation of a Legal Requirement by the Project Owner or the Transferors with respect to the Project Owner or the Project other than violations that have been corrected and for which no legal action is pending or threatened.  The Project has been constructed in a good and workmanlike manner and is in compliance with all architectural barrier requirements including but not limited to the Americans with Disabilities Act, the Fair Housing Amendment Act, the HUD/FHAA Guidelines and the HUD Design Manual.  None of the Project Owner or the Transferors with respect to the Project Owner or the Project, nor any of their former or current officers, directors, employees (which Project Owner is not permitted to have pursuant to the terms of this Agreement), agents or representatives (acting on behalf of the Project or the Project Owner) has made or agreed to make, directly or indirectly, any (i) bribes or kickbacks, illegal political contributions, payments from funds not recorded on books and records, or funds to governmental officials (or any such official’s family members or affiliates) for the purpose of affecting their action or the action of the government they represent, to obtain favorable treatment in securing business or licenses or to obtain special concessions, (ii) illegal payments from corporate funds to obtain or retain business or (iii) payments from corporate funds to governmental officials for the purpose of affecting their action or the action of the government they represent, to obtain favorable treatment in securing business or licenses or to obtain special concessions.

2.13        Environmental Matters.

(a)           None of the Project Owner, nor the Transferors with respect to the Project or the Project Owner, has received notice of any obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws which has not been resolved to the satisfaction of the appropriate Governmental Authorities.  .

(b)           To Transferor’s knowledge, the Project Owner’s use, handling, manufacture, treatment, processing, storage, generation, Release, discharge and disposal of Hazardous Materials in connection with past operations materially complied with applicable Environmental Laws then in effect.

(c)           For purposes of this Agreement:

(1)           “Environmental Laws” collectively shall mean all present and future laws (whether common law, statute, rule, order, regulation or otherwise), permits, and other requirements or guidelines of governmental authorities applicable to the Project and relating to the environment and environmental conditions or to any Hazardous Materials or Hazardous Materials Activity (including the Comprehensive Environmental Response Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq., the Federal Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§ 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §§ 6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq., the Clean Air Act, 33 U.S.C. §§ 7401 et seq., the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601-2629, the Safe Drinking Water Act, 42 U.S.C. §§ 300f-300j, the Emergency Planning and Community Right-To-Know Act, 42 U.S.C. §§ 1101 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq. and any so-called “Super Fund” or “Super Lien” law, environmental laws administered by the Environmental Protection Agency, or any similar state and local laws and regulations, as well as all amendments thereto and all regulations, orders, decisions, and decrees now or hereafter promulgated thereunder).

(2)           “Environmental Liabilities” means, all liabilities, obligations, responsibilities, remedial actions, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other person arising under any Environmental Law.

(3)           “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment or any natural or man-made structure.

2.14        No Bankruptcy.

No bankruptcy, insolvency, rearrangement or similar action involving the Project Owner or Transferors, whether voluntary or involuntary, is pending or threatened, and neither the Project Owner nor Transferors have ever: (i) filed a voluntary petition in bankruptcy; (ii) been adjudicated a bankrupt or insolvent or filed a petition or action seeking any reorganization, arrangement, recapitalization, readjustment, liquidation, dissolution or similar relief under any federal bankruptcy act or any other laws; (iii) sought or acquiesced in the appointment of any trustee, receiver or liquidator of all or any substantial part of its properties, the Project or any portion thereof; or (iv) made an assignment for the benefit of creditors or admitted in writing its or his inability to pay its or his debts generally as the same become due.

2.15        Terrorism.

To Transferors knowledge, none of Transferors or Project Owner, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents, (i) is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating to terrorist activities or money laundering and (ii) is engaged in any dealings or transactions or be otherwise associated with such persons or entities.

2.16        Full Disclosure.

The representations and warranties of the Transferors contained in this Agreement and the instruments, documents, certificates and schedules delivered herewith contain no untrue statement of a material fact and, when taken together as a whole, do not omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF BH INVESTOR

BH Investor hereby represents and warrants to Transferors as follows:

3.1          Existence.

BH Investor is a Delaware limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite power and authority to own its assets and to carry on its business as it is now being conducted.

3.2          Power and Authority.

(a)           BH Investor has the full legal right, power and authority to enter into this Agreement and all agreements and other documents executed and delivered by it pursuant to this Agreement and to consummate the joint venture and other transactions contemplated hereby or thereby;

(b)           BH Investor has duly and properly taken all action required by law and its Organizational Documents to authorize the execution, delivery and performance of this Agreement and any related documents and the consummation of the joint venture; and

(c)           This Agreement and all agreements and documents executed by BH Investor and delivered to Transferors in connection herewith have been duly executed and delivered by BH Investor and constitute the legal, valid and binding obligations of BH Investor enforceable against BH Investor in accordance with their respective terms.

3.3          No Violation.

The execution and delivery of this Agreement and the agreements executed and delivered by BH Investor pursuant to this Agreement, do not, and the consummation of the actions contemplated hereby or thereby will not, (i) violate, contravene or conflict with any provision of the Organizational Documents of BH Investor, (ii) violate, contravene or conflict with any provisions of, result in the acceleration of any obligation under, constitute a default or breach under, or give any right of termination or cancellation under, any material mortgage, Lien, lease, agreement, rent, contract, note, instrument, debenture, license, order, arbitration award, judgment or decree to which BH Investor is a party or by which BH Investor is bound, or (iii) violate, contravene or conflict with any law, rule or regulation to which BH Investor is subject.

3.4          Brokers and Finders Fees.

No person is entitled to any fee from BH Investor as a broker or finder as a result of creation of the joint venture.

3.5          No Bankruptcy.

No bankruptcy, insolvency, rearrangement or similar action involving BH Investor, whether voluntary or involuntary, is pending or threatened, and BH Investor has never: (i) filed a voluntary petition in bankruptcy; (ii) been adjudicated a bankrupt or insolvent or filed a petition or action seeking any reorganization, arrangement, recapitalization, readjustment, liquidation, dissolution or similar relief under any federal bankruptcy act or any other laws; (iii) sought or acquiesced in the appointment of any trustee, receiver or liquidator of all or any substantial part of its properties; or (iv) made an assignment for the benefit of creditors or admitted in writing its or his inability to pay its or his debts generally as the same become due.

3.6          Terrorism.

To BH Investor’s knowledge, neither BH Investor, or any of its respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors,

representatives or agents, (i) is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating to terrorist activities or money laundering and (ii) is engaged in any dealings or transactions or be otherwise associated with such persons or entities.

3.7          Full Disclosure

The representations and warranties of the Transferors contained in this Agreement and the instruments, documents, certificates and schedules delivered herewith contain no untrue statement of a material fact and, when taken together as a whole, do not omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

ARTICLE IV.
CLOSING AND POST-CLOSING AGREEMENTS

4.1          Further Action.

From and after the Closing, each party hereto shall perform such further acts and execute such documents, and otherwise cooperate with the other parties hereto, as may be reasonably required to effectuate the creation of the joint venture and the other transactions contemplated hereby.

4.2          Prorations and Closing Costs.

The following provisions shall govern the apportionment of income and expenses with respect to the Project between Transferors and Transferee:

(a)           Real estate taxes and assessments and personal property taxes shall be prorated at Closing.

(b)           Expenses under the Operating Agreements shall be prorated between Transferors and Transferee at Closing.

(c)           Transferors shall arrange for final meter readings on all utilities at the Project to be taken on the day preceding Closing.  Transferors shall be responsible for the payment of utilities used through the day preceding the Closing Date and Transferee shall be responsible for the payment of utilities used on or after the Closing Date.  With respect to any utility for which there is no meter, the expenses for such utility shall be prorated between Transferors and Transferee at Closing based upon the most current bill for such utility.  Any deposits for utilities shall inure to the benefit of and be deemed assigned to Transferee.  Transferors and BH Investor shall cooperate to cause the transfer of utility company accounts from Transferors to Transferee.

(d)           Basic rents (“Basic Rent”) and additional rent relating to escalation and pass-throughs of operating and other similar expenses (“Additional Rent”) shall be prorated between Transferors and Transferee based upon Basic Rent and Additional Rent actually collected.  All prepaid Basic Rent, Additional Rent and other income from the Property shall be credited to Transferee at Closing, to the extent same is attributable to a period of time after Closing.  With respect to Additional Rent which is paid based upon an estimate, with an end-of-year accounting and adjustment, after Closing Transferors and Transferee shall make any adjustments to the proration of such items made at Closing at such time as the final tax and operating expenses numbers become available and such end-of-year accountings are completed.  Any Additional Rent which may be due Transferors as a result of such re-prorations shall be paid by Transferee to Transferor if and when such Additional Rent is collected by Transferee.

(e)           Basic Rent and Additional Rent which is delinquent and remains uncollected at Closing shall not be prorated between Transferors and Transferee at Closing.  At Closing, Transferors shall furnish to Transferees a schedule of delinquent Basic Rent and Additional Rent due under the Leases.  Transferee shall pay Transferors’ prorata share of any delinquent Basic Rent and Additional Rent if and when collected by Transferee; provided, however, that Transferee shall have no obligation to collect or pursue the collection of same.  It is understood and agreed that any Basic Rent or Additional Rent collected by Transferee after Closing shall be applied first to currently due Basic Rent and Additional Rent.  Transferee shall hold all landlord’s liens in the entireties thereof to enforce the payment of rentals to which Transferee is entitled, and Transferors shall be deemed to have transferred to Transferee all of such landlord’s liens.

(f)            All security deposits and other deposits payable to tenants under the Leases shall be credited to Transferee at Closing.

(g)           The prorations described in this Section 4.2 shall be made as of 12:01 a.m. on the Closing Date, as if Transferee were vested with title to the Property during the entire day upon which Closing occurs.  All prorations described in this Section 4.2 shall be effected by increasing or decreasing, as the case may be, the amount of cash to be paid by Transferee to Transferor at Closing.  Transferors and Transferee agree to adjust between themselves after Closing any errors or omissions in the prorations made at Closing; provided, however, that such prorations shall be deemed final and not subject to further post Closing adjustments if no such adjustments have been requested within one (1) year after the Closing Date.

(h)           Transferors shall pay (a) the fees of any counsel representing it in connection with this transaction; (b) the basic premium for the Title Policy; (c) the cost of the Survey; and (d) one-half (1/2) of any escrow fee which may be charged by the Title Company.  BH Investor shall pay (x) the cost of any endorsement to the Title Policy desired by BH Investor (y) the fees of any counsel representing BH Investor in connection with this transaction; and (z) one-half (1/2) of any escrow fees charged by the Title Company.  All other costs and expenses incident to this transaction and the closing thereof shall be paid by the party incurring same

4.3          Audit.

BH Investor has advised Transferors that Transferee must cause to be prepared up to three (3) years of audited financial statements beginning in 2007 in respect of the Project in compliance with the policies of Transferee and certain laws and regulations, including, without limitation, Securities and Exchange Commission Regulation S-X. Transferors agree to use reasonable efforts to cooperate with Transferee’s auditors in the preparation of such audited financial statements (it being understood and agreed that the foregoing covenant shall survive the Closing). Without limiting the generality of the preceding sentence (i) Transferors shall, during normal business hours, allow Transferee’s auditors reasonable access to such books and records maintained by Transferors (and Transferors’ manager of the Project) in respect of the Project as necessary to prepare such audited financial statements; (ii) Transferors shall use reasonable efforts to provide to Transferee such financial information and supporting documentation in the possession of Transferors or as are necessary for Transferee’s auditors to prepare audited financial statements; (iii) if Transferee or its auditors require any information that is in the possession of the party from which Transferors purchased the Project, Transferors shall contact such prior owner of the Project and use commercially reasonable efforts to obtain from such party the information requested by Transferee; (iv) Transferors will make available for interview by Transferee and Transferee’s auditors the agents or representatives of Transferors responsible for the day-to-day operation of the Project and the keeping of the books and records in respect of the operation of the Project; and (v) if Transferors have audited financial statements with respect to the Project, shall promptly provide Transferee’s auditors with a copy of such audited financial statements. If after the Closing Date Transferors obtain an audited financial statement in respect of the Project for a fiscal period prior to the Closing Date that was not completed as of the Closing Date, then Transferors shall promptly provide Transferee with a copy of such audited financial statement, and the foregoing covenant shall survive Closing.  It shall be a condition precedent to the obligations of BH Investor under this Agreement that Transferors shall have materially complied with the covenants set forth in this Section 4.3 as of the Closing Date.  BH Investor shall be liable for all reasonable costs incurred in connection with this Section 4.3.

ARTICLE V.
REMEDIES

5.1          BH Investor’s Remedies.

(a)           Survival of Representations and Warranties.  All representations and warranties of Transferors (i) under Article II of this Agreement and (ii) set forth in the Transferors Closing Certificate shall survive the Closing for nine (9) months following the Closing.  Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Section 5.1 shall survive the time at which it would otherwise terminate pursuant to the foregoing provisions of this Section 5.1, if notice of the inaccuracy or breach thereof giving rise to such right to indemnity shall have been given to the Transferors by BH Investor prior to such time.  Any liability as a result of a breach of a representation or warranty shall not exceed One Million Dollars ($1,000,000.00).  The consummation of the Closing shall not affect the other covenants and obligations of the parties hereto.

(b)           Indemnification of BH Investor.  Transferors shall indemnify, defend and hold harmless BH Investor from and against and in respect of, and promptly reimburse such entities for the amount of, any and all losses, costs, fines, liabilities, deficiencies, obligations, claims, penalties, damages, settlements, awards and expenses (including without limitation reasonable expenses of investigation and defense, and reasonable legal fees and expenses)

(collectively “Losses”) resulting from, in connection with or arising out of, directly or indirectly:

(1)           subject to Section 5.1(a), any breach of any representation or warranty of Transferors in this Agreement, including any certificate or document delivered by Transferors in connection with the transactions contemplated hereby;

(2)           any breach of any covenant or obligation made by Transferors in this Agreement, including any certificate or document delivered by Transferors in connection with the transactions contemplated hereby;

(3)           subject to Section 5.3, if the Closing occurs, (i) any activity or event involving the Project and occurring before Closing, other than as a consequence of acts, or when under a duty to act, omissions of BH Investor or any of its affiliates or any of their respective representatives, consultants or contractors, (ii) failure of the Project Owner to perform any obligation under any Contract prior to Closing, (iii) misapplication of deposits prior to Closing, or (iv) any liability or obligation of the Project Owner existing as of Closing other than Permitted Obligations;

(4)           any liability or loss of any type arising out of work performed on the Project by Project Owner or by Project Owner’s agents and contractors including all construction and developer related liability; and

(5)           any action, suit or proceeding relating to any of the foregoing.

The obligations of Transferors under Section 5.1(b) shall survive the Closing for nine (9) months following the Closing.  Notwithstanding the preceding sentence, any indemnity which may be sought under this Section 5.1(b) shall survive the time at which it would otherwise terminate pursuant to the foregoing provisions of this Section 5.1(b), if notice of the inaccuracy or breach thereof giving rise to such right to indemnity shall have been given to the Transferors by BH Investor prior to such time.  Any liability as a result of an obligation to indemnify pursuant to Section 5.1(b)(2),(3), (4) or (5), respectively, shall not exceed One Million Dollars ($1,000,000.00).

(c)           Specific Performance.  It is understood that Transferors’ breach of this Agreement may materially and irreparably harm BH Investor, and that money damages may accordingly not be an adequate remedy for any breach of this Agreement, and that BH Investor, in its sole discretion and in addition to any other remedies it may have at law or in equity may apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance or other injunctive relief in order to enforce or prevent any violations of this Agreement.

5.2          Transferors’ Remedies.

Transferors’ sole and exclusive remedy for any BH Investor breach of, misrepresentation under, or nonperformance of this Agreement, or any other act or omission of BH Investor or its affiliates related to this Agreement or the transactions contemplated hereby including, without limitation, the failure of BH Investor to consummate the transactions contemplated hereby, shall be to terminate this Agreement, and Transferors shall have no other remedy at law or equity pursuant to this Agreement or otherwise against any person or entity, any such other remedy being expressly waived. BH Investor’s breach of, misrepresentation under, or nonperformance of this Agreement, or any other act or omission of Transferee or its affiliates related to this Agreement or the transactions contemplated hereby, shall not affect the rights and obligations under the Mezzanine Loan.  Notwithstanding the foregoing, in the event that this Agreement has not been terminated pursuant to Section 1.9 (other than termination pursuant to Section 1.9(a)(3) or pursuant to Section 1.9(a)(4) only in the event that the failure to close is not due to a default by Transferors) and Transferors are not in default and have materially complied with all obligations under this Agreement, in the event that BH Investor does not contribute the consideration set forth in Section 1.2(b) hereto, Transferors shall receive a credit in connection with the repayment of the Mezzanine Loan in the amount of One Million Five Hundred Thousand Dollars ($1,500,000.00).

5.3          Arbitration.

Except with respect to any action by BH Investor for specific performance of this Agreement or any other action for injunctive relief, which actions shall be commenced and resolved in a court of competent jurisdiction, and except as otherwise expressly provided herein, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration in Dallas, Texas, by a single arbitrator reasonably satisfactory to BH Investor and Transferors (provided, however, that if BH Investor and Transferors are unable to agree upon a mutually satisfactory arbitrator, then the arbitrator shall be selected in accordance with the applicable rules of the American Arbitration Association), in accordance with the rules of the American Arbitration Association governing large, complex commercial disputes then in effect.  BH Investor and Transferors will share equally the total expense charged by the American Arbitration Association and the arbitrator related to such arbitration as those expenses become due; but each party shall bear its own legal, accounting and all of its other fees and expenses related to the arbitration.  Such arbitration and determination shall be final and binding on BH Investor and Transferors, judgment may be entered upon such determination and award in any court having jurisdiction thereof, and BH Investor and Transferors agree that no appeals shall be taken therefrom except as set forth in 9 U.S.C. §10.  Notice of a demand for arbitration of any dispute subject to arbitration by one party shall be made in writing and simultaneously served on the other parties and filed with the American Arbitration Association.  The parties agree that after any such notice has been filed, they shall, before the hearing thereof, make discovery and disclosure of all matters relevant to such dispute, to the extent and in the manner provided by the applicable rules of the American Arbitration Association.  The arbitrator’s determination with respect to discovery shall be final and conclusive.  Discovery and disclosure shall be completed no later than ninety (90) days after filing of such notice of arbitration unless extended by the arbitrator upon a showing of good cause by a party to the arbitration.  The arbitrator may consider any evidence which is relevant to the subject matter of such dispute even if such evidence might also be relevant to an issue or issues not subject to arbitration hereunder.

ARTICLE VI.
GENERAL

6.1          Entirety and Modification.

This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements and understandings, whether oral or written, between the parties hereto relating to such subject matter.  No modification, alteration, amendment, waiver or supplement to this Agreement shall be valid or effective unless the same is in writing and signed by all parties hereto.

6.2          Assignment; Successors and Assigns.

Except as specifically provided otherwise in this Agreement, neither this Agreement nor any interest herein shall be assignable (voluntarily, involuntarily, by judicial process, operation of law or otherwise), in whole or in part, by any party without the prior written consent of the other parties hereto, and any such attempted assignment shall be null and void.  Notwithstanding the foregoing, BH Investor may, without the consent of any other party assign its rights and obligations under this Agreement to an Affiliate of BH Investor; provided, however, no such assignment shall affect the rights and obligations of BH Investor to Transferors under this Agreement.  This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their successors and permitted assigns.

6.3          Expenses.

Except as otherwise provided herein BH Investor and Transferors shall each pay their own respective fees and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement.

6.4          Notices.

Any and all notices and other communications hereunder shall be in writing addressed to the parties at the addresses specified below or such other addresses as a party may direct by notice given in accordance with this Section, and shall be delivered in one of the following manners (a) by personal delivery, in which case notice shall be deemed to have been duly given when delivered; or (b) by reputable delivery service (including, by way of example and not limitation, Federal Express, UPS and DHL) which makes a record of the date and time of delivery, in which case notice shall be deemed to have been duly given on the date indicated on the delivery service’s record of delivery:

If to Transferors, to:

BREOF Holdings, LLC
181 Bay Street, Suite 300
Toronto, Ontario M5J 2T3
Canada
Attn: David Arthur

with a copy to:

Phoenix Property Company
2626 Howell Street, Suite 800
Dallas, Texas 75204
Attn: Jason P. Runnels

With an additional copy to:

Stutzman, Bromberg, Esserman & Plifka
2323 Bryan Street, Suite 2200
Dallas, Texas 75201
Attn: John J. Reoch, Jr.

If to BH Investor, to:

BEHRINGER HARVARD TCU, LLC
c/o Behringer Harvard Funds
15601 Dallas Parkway, Suite 600
Addison, Texas 72001
Attn: Mark T. Alfieri

with a copy to:

Behringer Harvard Funds
15601 Dallas Parkway, Suite 600
Addison, Texas 72001
Attn: Chief Legal Officer

with an additional copy to:

Powell & Coleman, L.L.P.
8080 North Central Expressway, Suite 1380
Dallas, Texas 75026
Attn: Carol D. Satterfield

6.5          Severability; Reformation.

In case any provision of this Agreement shall be invalid, illegal or unenforceable, such provision shall be reformed to best effectuate the intent of the parties and permit enforcement thereof, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.  If such provision is not capable of reformation, it shall be severed from this Agreement and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

6.6          No Waiver.

A party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party thereafter from enforcing each and every other provision of this Agreement.  The rights granted all parties herein are cumulative and shall not constitute a waiver of a party’s right to assert all other legal remedies available to it under the circumstances.

6.7          Headings.

The headings of this Agreement are inserted for convenience and identification only, and are in no way intended to describe, interpret, define or limit the scope, extent or intent hereof.

6.8          Counterparts; Facsimiles.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement and any other document or agreement executed in connection herewith (other than any document for which an originally-executed signature page is required by law) may be executed by delivery of a facsimile copy of an executed signature page with the same force and effect as the delivery of an originally-executed signature page.

6.9          Governing Law.

This Agreement shall be governed in all respects by, construed, interpreted and applied in accordance with the internal laws of the State of Texas, without regard to principles of conflicts of laws that would refer the matter to the laws of another jurisdiction.

6.10        Joint and Several Liability.

If more than one person has executed this agreement as a “Transferor”, the representations, covenant, warranties and obligations of all such persons hereunder shall be joint and several.

[Signatures Follow on Next Page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

TRANSFERORS:

BREOF TCU GP LLC,
a Delaware limited liability company

By:	/s/ Steven Ganeless
Name:	Steven Ganeless
Title:	Authorized Signing Officer

BREOF TCU LLC,
a Delaware limited liability company

By:	/s/ Steven Ganeless
Name:	Steven Ganeless
Title:	Authorized Signing Officer

PHOENIX BERRY STREET LIMITED PARTNERSHIP,
a Texas limited partnership

By:	Phoenix G.P. XVIII, Inc.,
a Texas corporation

By: /s/ Jason P. Runnels
Name: Jason P. Runnels
Title: Vice President

PHOENIX G.P. XVIII, INC.,
a Texas corporation

By:	/s/ Jason P. Runnels
Name:	Jason P. Runnels
Title:	Vice President

BH INVESTOR:

BEHRINGER HARVARD TCU, LLC,
a Delaware limited liability company

By:	/s/ Gerald J. Reihsen, III
Gerald J. Reihsen, III
Secretary

EXHIBIT A

DEFINITIONS

For purposes of the Agreement to which this is an exhibit, the terms underlined in the paragraphs of this exhibit shall have the meaning set forth next to the underlined term.

Affiliate.  As to any person or entity, any corporation, limited liability company or other business organization or person who or which directly or indirectly through one or more intermediaries (a) is owned or controlled by such person or entity, (b) owns or controls such person or entity or (c) is under substantially common control with such person or entity.

Agreement.  This Contribution Agreement, its Exhibits and any written amendments to this Contribution Agreement (including an amendment changing Exhibits) that may be executed from time to time by Transferors and BH Investor.

Architect.  HKS, Inc.

BH Contribution.  Defined in Section 1.1(e).

BH Investor.  Defined in the preamble of this Agreement.

BH Investor Closing Certificate.  Defined in Section 1.4(b).

Business Day.  Monday through Friday of each calendar week, exclusive of federal holidays.

Changes.  Defined in Section 1.8(b).

Closing.  Defined in Section 1.3(a).

Closing Date.  The date of the Closing.

Code.  The Internal Revenue Code of 1986, as amended.

Completion Date.  The date of satisfaction of the following: (a) the issuance of the final certificate of occupancy for the Project, (b) the issuance of a certificate of substantial completion from the Architect for the Project, (c) receipt of a contractor’s release and the receipt of lien waivers or similar evidence of payment from the General Contractor and all major subcontractors (i.e., subcontractors whose contract amount exceeds Two Hundred Fifty Thousand Dollars ($250,000.00)) for the Project to BH Investor’s reasonable satisfaction.  If Senior Lender shall deem the Project substantially complete, then the date of such determination by the Senior Lender shall be the Completion Date.

Completion Notice.  Defined in Section 1.3(b).

Construction Loan.  Defined in the Recitals.

Contracts.  Defined in Section 2.9(f).

Contributed Property.  Defined in Section 1.1(b).

Environmental Laws.  Defined in Section 2.13(c).

Environmental Liabilities.  Defined in Section 2.13(c)(2).

Exception Instruments.  Defined in Section 1.7(a).

General Contractor.  C.D. Henderson Construction Services, Ltd.

Governmental Authorities.  Any and all federal, state, county, city, town, other municipal corporation, governmental or quasi-governmental board, agency, authority, department or body having jurisdiction over the Land or the Project.

Governmental Authorizations.  The permits, variances, approvals and other actions which under Governmental Requirements applicable to the Project have been or must be issued, granted, or taken by Governmental Authorities in connection with the Project.

Governmental Requirement(s).  Building, zoning, subdivision, traffic, parking, land use, Environmental Laws, occupancy, health, accessibility for disabled and other applicable laws, statutes, codes, ordinances, rules, regulations, requirements, and decrees, of any Governmental Authorizations pertaining (a) to the Improvements, Project or Land or (b) to the use and operation of the Project for its intended purpose.  This term shall include the conditions or requirements of Governmental Authorizations.

Ground Lease.  Defined in the Recitals.

Hazardous Materials.  At any time, (i) asbestos and any asbestos containing material, (ii) any substance that is then defined or listed in, or otherwise classified pursuant to, any Environmental Laws or any applicable laws or regulations as a “hazardous substance”, “hazardous material”, “hazardous waste”, “infectious waste”, “toxic substance”, “toxic pollutant” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, or “EP toxicity”, or (iii) any petroleum and drilling fluids, produced waters, and other wastes associated with the exploration, development or production of crude oil, natural gas, or geothermal resources or (iv) petroleum products, polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive matter and medical waste.

Hazardous Materials Activity.  Any actual use, packaging, labeling, treatment, leaching, spill, cleanup, storage, holding, existence, release, threatened release, emission, discharge, generation, processing, treatment, abatement, removal, disposition, handling or transportation of any Hazardous Materials from, under, into or on the Project.

Improvements.  Defined in Section 1.1(a)(2).

Land.  Defined in Section 1.1(a)(1).

Leases.  Defined in Section 1.1(a)(4).

Legal Requirements.  Defined in Section 2.12.

Liens.  Any claims, liens, mortgages, pledges, security interests, charges, covenants, options, claims, voting arrangements, restrictions on transfer, or other restrictions or encumbrances of any nature whatsoever.

Losses.  Defined in Section 5.1(b).

LP Agreement.  Defined in Section 1.2(a).

Mezzanine Loan.  That certain Mezzanine Loan between BH Investor as Lender and Transferors, in the amount of Eight Million One Hundred Twenty-Five Thousand Dollars ($8,125,000.00).

Money Liens.  Mortgages, statutory liens and any and all other liens or charges on the Project.

Notifying Party.  Defined in Section 1.9(b).

Operating Agreements.  Defined in Section 1.1(a)(5).

Organizational Documents.  Defined in Section 2.3(b).

Permitted Dispositions:  Any of the following: (i) a Tenant Lease of an individual dwelling unit for a term of two years or less not containing an option to purchase; (ii) the sale of obsolete, worn out or damaged property or fixtures that is contemporaneously replaced by items of equal or better function and quality, which are free of liens, encumbrances and security interests other than Permitted Exceptions; (iii) the sale (including through consumption) of personal property in the ordinary course of business that is contemporaneously replaced by items of equal or better function and quality; (iv) the grant of an easement if, before the grant, BH Investor determines (which determination must be made reasonably) that the easement will not materially affect the operation or value of the Project; and (v) the creation of (1) a lien for taxes, assessments or other governmental charges or levies that are not then due and payable or that are being contested in good faith and in accordance with applicable statutory procedures or (2) a mechanic’s, lien against the Project which is bonded off, released of record or otherwise remedied to BH Investor’s reasonable satisfaction within 30 days of the date of creation.

Permitted Exceptions.  All of (a) those matters of title and survey which affect the Project and are described on the existing title policy issued in connection with the Project, (b) liens for taxes, assessments or other governmental charges, impositions or levies that are not then due and payable, (c) liens for taxes, assessments or other governmental impositions or levies that are being contested in good faith and, at Closing, Transferors have provided security reasonably acceptable to Transferee necessary to discharge such liens, (d) mechanics’, materialmen’s, or judgment liens against the Project which are being contested in good faith and, at Closing, Transferors have provided security reasonably acceptable to Transferee necessary to discharge such liens, (e) Leases entered into on the terms allowed by this Agreement, (f) other matters approved by BH Investor, and (g) matters created by BH Investor, Transferee or any of their respective affiliates or any of their respective representatives, consultants or contractors.

Permitted Obligations.  Liabilities or obligations of the Project Owner in connection with (a) Service Contracts, (b) Permitted Exceptions, (c) Tenant Leases, (d) liabilities allocable to Transferee based on proration credit to Transferee, and (e) Governmental Authorizations; provided, however, liabilities or obligations arising from any breach of, or default under, the foregoing prior to the Closing shall not be Permitted Obligations.

Personal Property.  All of Project Owner’s right, title and interest in and to (a) Plans; (b) Governmental Authorizations issued, granted or pending with respect to the Project; (c) studies, reports, surveys and other informational materials relating to the Land or the Project, including any “as-built” plans and CAD drawings; (d) all equipment, fixtures, appliances, inventory, computers, computer hardware, computer software, and other personal property of whatever kind or character owned by Project Owner and attached to or installed or located on or in the Land or the Improvements, including, without limitation, furniture, furnishings, drapes and floor coverings, office equipment and supplies, heating, lighting, refrigeration, plumbing, ventilating, incinerating, cooking, laundry, communication, electrical, dishwashing, and air conditioning equipment, disposals, window screens, storm windows, recreational equipment, pool equipment, patio furniture, sprinklers, hoses, tools and lawn equipment; and (e) all of Project Owner’s right, title, and interest in and to (i) all permits, licenses (excluding software licenses), approvals, utility rights, development rights and similar rights related to the Project, or any portion thereof, whether granted by Governmental Entities or private persons, (ii) all telephone numbers and exchanges serving the Project, or any portion thereof, (iii) all business and goodwill of Transferors related to the Project, or any portion thereof, (iv) all site plans, surveys, soil and substrata studies, architectural drawings, plans and specifications, engineering plans and studies, floor plans, landscape plans and other plans or studies of any kind that relate to the Project, or any portion thereof, (v) all leasing materials and brochures, ledger cards, leasing records, leasing applications, tenant credit reports and maintenance and operating records related to the operation of Project, or any portion thereof, (vi) all warranties and guaranties (express or implied) issued in connection with, or arising out of (A) the purchase and repair of all furniture, fixtures, equipment, inventory, and other tangible personal property owned by Project Owner and attached to and located in or used in connection with the Project; or (B) the construction of any of the improvements located on the Project, or any portion thereof, and expressly including any warranty or guaranty from the General Contractor.

Plans.  The plans and specifications described in Exhibit K.

Project.  A collective reference to (a) the Improvements and (b) the Land.

Project Owner.  Defined in the Recitals.

Project Owner Membership Interest.  Defined in the Recitals.

Receiving Party.  Defined in Section 1.9(b).

Release.  Defined in Section 2.13(c).

Residential Tenants.

Restrictions.  Any and all restrictions, easements, conditions, covenants and other agreements recorded against the Land or Improvements.

Retail Tenants.

Senior Lender.  Defined in the Recitals.

Service Contracts.  All service and maintenance contracts which relate to or affect the Project or the operation thereof.  A list of the existing Service Contracts is attached as Exhibit L.

Survey.  Defined in Section 1.7(b).

Tenant Leases.  All tenant leases which relate to or affect the Project or the operation thereof.

Title Company.  Defined in Section 1.7(a).

Title Policy.  The owner title policy issued by the Title Company with regard to the Project.

Transfer.  Defined in the Recitals.

Transferee.  Defined in the preamble of this Agreement.

Transferor(s).  Defined in the preamble of this Agreement.

Transferors Closing Certificate.  Defined in Section 1.4(b).